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                                                                    Exhibit 10.1


                              EMPLOYMENT AGREEMENT

      This AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of February 16, 2001 (the "Agreement"), by and among Energy East Corporation, a New York corporation ("Parent"), RGS Energy Group, Inc. (the "Company"), and Thomas S. Richards (the "Executive"), amends and restates as of the Effective Time (as defined below) the Severance Agreement by and between the Company and the Executive effective as of April 26, 2000 (the "Prior Agreement").

      The Executive is currently serving as the President and Chief Executive Officer of the Company, and the Company and Parent have entered into a Merger Agreement (as defined below) which contemplates the merger of the Company with and into Parent to be effective as of the Effective Time.

      The Board of Directors of Parent (the "Board") and the Board of Directors of the Company (the "Company Board") desire to provide for the employment of the Executive from and after the Effective Time, and the Executive is willing to commit himself to serve Parent, the Company and their respective subsidiaries and affiliates, on the terms and conditions herein provided.

      In order to effect the foregoing, Parent, the Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

      1. DEFINED TERMS. The definitions of capitalized terms used in this Agreement and not defined elsewhere herein are provided in the last Section hereof.

      2. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve Parent, the Company and their respective subsidiaries and affiliates, on the terms and conditions set forth herein, during the term of this Agreement (the "Term").

      3. TERM OF AGREEMENT. The Term will commence on the Effective Time of the Merger, as those terms are defined in the Agreement and Plan of Merger by and among the Company, Parent and Eagle Merger Corp. dated as of February 16, 2001 (the "Merger Agreement"), and end on the third anniversary of the day on which the Effective Time occurs (the "Effective Date"), unless further extended as hereinafter provided. Commencing on the first anniversary of the Effective Time and each succeeding anniversary thereafter, the Term shall automatically be extended for one (1) additional year unless Parent or the Executive shall have given the other 90 days' prior written notice not to extend the Term (a "Notice of Non-Renewal"). Notwithstanding the foregoing, the Term shall end upon the termination of the Executive's employment hereunder for any reason.

      4. POSITION AND DUTIES. During the Term, the Executive shall serve as (i) Chairman, President and Chief Executive Officer of the Company, which shall continue to comprise all of the utility and non-utility operations conducted by the Company as of the date hereof,


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(ii) Chairman and CEO of Rochester Gas and Electric Corporation ("RG&E") and New
York State Electric & Gas Corporation ("NYSEG"), which shall each be included within the Rochester Gas and Electric Group for organizational purposes, and
(iii) a member of the Board and an Executive Vice President of Parent. The Executive shall devote substantially all his working time and efforts to the business and affairs of Parent, the Company and their subsidiaries and affiliates; PROVIDED, HOWEVER, that the Executive may also serve on the boards of directors or trustees of other non-affiliated companies and organizations, as long as such service does not interfere with the performance of his duties hereunder or violate his obligations under Section 10 hereof.

      5. COMPENSATION AND RELATED MATTERS.

      5.1. BASE SALARY. During the Term, Parent shall pay, or cause to be paid, to the Executive an annual base salary ("Base Salary") during the period of the Executive's employment hereunder, which shall be at an initial annual rate of not less than the Effective Date Salary (as defined below). The Base Salary shall be paid in accordance with the normal payroll practices of Parent. During the period of the Executive's employment hereunder, the Board shall make an annual review of the Executive's compensation for possible increase, as the Board deems appropriate in its business judgment (and, as so increased, shall thereafter constitute "Base Salary" hereunder). The Base Salary in effect from time to time shall not be decreased during the Term. Compensation of the Executive by Base Salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of Parent, the Company or its subsidiaries and affiliates. The Base Salary payments (including any increased Base Salary payments) shall not in any way limit or reduce any other obligation of Parent or the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Executive's Base Salary. The "Effective Date Salary" means $475,000, increased by a percentage equal to the average percentage increase, if any, of the base salaries of the named executive officers of Parent from the date hereof until the Effective Date.

      5.2. ANNUAL BONUS. During the Term, the Executive shall be eligible to receive an annual cash bonus (the "Annual Bonus") under Parent's Annual Executive Incentive Plan or any successor thereto, with the maximum Annual Bonus being equal to 140% of Base Salary and the "threshold" Annual Bonus being equal to 70% of Base Salary (the "Target Bonus").

      5.3. WELFARE BENEFIT PLANS. During the Term, the Executive shall be entitled to participate in "employee welfare benefit plans" (as defined in section 3(1) of the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA")), other than severance plans, made available by Parent, the Company, RG&E or NYSEG from time to time to their executives and key management employees (the "Welfare Plans"), subject to and on a basis consistent with the terms, conditions and overall administration of the Welfare Plans. The Executive's participation in the Welfare Plans shall be on terms and conditions no less favorable than those applicable to other senior executives of Parent, the Company, RG&E and NYSEG (his "Peer Executives") as determined by the Board, and in any event the benefits thereunder shall be not less favorable in the aggregate than those provided to the Executive by the Company as of the date hereof.

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      5.4. PENSION BENEFITS. During the Term, the Executive shall be entitled to participate in any qualified or non-qualified "pension plans," as defined in
Section 3(2) of ERISA, made available by Parent, the Company, RG&E or NYSEG from time to time to their executives and key management employees (the "Pension Plans"), subject to and on a basis consistent with the terms, conditions and overall administration of the Pension Plans. The Executive's participation in the Pension Plans shall be on terms and conditions no less favorable than those applicable to his Peer Executives as determined by the Board, and in any event the benefits thereunder shall be not less favorable in the aggregate than those provided to the Executive by the Company as of the date hereof.

      5.5. INITIAL OPTION GRANT. Parent shall grant to the Executive, as of the Effective Date, an option to purchase 150,000 shares of Parent's common stock ("Common Stock") (the "Initial Option Grant") pursuant to, and subject to the terms and conditions of, the Energy East 2000 Stock Option Plan (the "Option Plan"). Subject to the provisions of Section 7, the Initial Option Grant shall vest and become exercisable with respect to the shares subject to the Initial Option Grant as follows: (A) as to one third of the shares subject to the Initial Option Grant on the first anniversary of the Effective Date, (B) as to one-third of the shares subject to the Initial Option Grant on the second anniversary of the Effective Date, and (C) as to the remaining shares subject to the Initial Option Grant on the third anniversary of the Effective Date, in each case, provided that the Executive remains employed hereunder on that date; provided, that the Initial Option Grant will become vested and exercisable upon a "change of control" of Parent (as defined in the Option Plan). The Initial Option Grant shall have a per-share exercise price equal to the Fair Market Value (as defined in the Option Plan) of the Common Stock on the Effective Date and a scheduled term of 10 years from and after the Effective Date. Except as specifically provided in this Section 5.5 and in Section 7, the Initial Option Grant shall have the same terms and conditions as options granted under the Option Plan to the Executive's Peer Executives.

      5.6. INCENTIVE COMPENSATION. Beginning in the first calendar year following the Effective Date, the Executive shall be entitled to receive grants of options under the Option Plan or any successor thereto made available by Parent from time to time on a basis commensurate with his status and responsibilities, as determined by the Board. In the event that Parent hereafter adopts any other form of long-term incentive plan, the Executive shall be entitled to participate therein on a basis commensurate with his status and responsibilities.

      5.7. FRINGE BENEFITS. During the Term, the Executive shall be entitled to receive any fringe benefits which are made available by Parent, the Company, RG&E and NYSEG to their executives and key management employees on a basis no less favorable than his Peer Executives.

      5.8. EXPENSES. Upon presentation of reasonably adequate documentation to Parent, the Executive shall receive prompt reimbursement from Parent or a subsidiary thereof for all reasonable and customary business expenses incurred by the Executive during the Term in performing services hereunder in accordance with Parent's policy.

      5.9. VACATION. The Executive shall be entitled to five (5) weeks of vacation during each year of the Term, or such greater period as the Board shall approve, without reduction in salary or other benefits.

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      6. COMPENSATION RELATED TO DISABILITY. During the Term, during any period that the Executive fails to perform the Executive's full-time duties hereunder as a result of incapacity due to physical or mental illness, Parent shall pay, or cause to be paid, to the Executive his Base Salary at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by Parent, the Company, RG&E or NYSEG during such period, until the Executive's employment is terminated by Parent for Disability; PROVIDED, HOWEVER, that such payments shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of Parent or the Company or under the Social Security disability insurance program, which amounts were not previously applied to reduce any such payment.

      7. TERMINATION COMPENSATION AND BENEFITS.

      7.1. If the Executive's employment shall be terminated for any reason before the scheduled expiration of the Term, Parent shall pay or provide to the Executive (or to the executors, personal representatives or administrators of his estate in accordance with Section 11.2 if the Executive's employment is terminated by his death) (i) the Executive's Base Salary through the Date of Termination at the rate in effect immediately prior to the time the Notice of Termination is given, (ii) all other compensation and benefits (other than severance compensation and benefits) to which the Executive is entitled under the terms of any compensation or benefit plan, program or arrangement maintained by Parent, the Company, RG&E or NYSEG as then in effect, and (iii) any unreimbursed expenses payable pursuant to Section 5.8 of the Agreement that were incurred before the Date of Termination.

      7.2. In the event the Executive's employment is terminated before the scheduled expiration of the Term by the Executive for Good Reason or by Parent or the Company for reasons other than Cause, death or Disability of the Executive, then (a) Parent shall provide the Executive, in addition to amounts payable under Section 7.1, (i) a lump sum cash payment to be made within fifteen
(15) business days of the Date of Termination equal to three times the sum of the Base Salary and the Incentive Compensation Amount (as defined below), (ii) certain benefits as provided in Section 7.3, (iii) an amount equal to the product of (A) the Target Bonus for the fiscal year including the Date of Termination and (B) a fraction, the numerator of which is the number of days from the beginning of the fiscal year through the Date of Termination and the denominator of which is 365, and (iv) an amount equal to the excess of (X) the actuarial present value of the benefits under the Pension Plans that are defined benefit plans that he would have been entitled to receive if his employment had continued for three years after the Date of Termination, assuming for this purpose that the Executive's compensation in each of the three years would be that required by Section 5, over (Y) the actuarial present value of the Executive's actual vested benefits, if any, under such Pension Plans as of the Date of Termination, and (b) the Initial Option Grant shall vest in full and remain exercisable for one year following the Date of Termination. The Incentive Compensation Amount shall mean the higher of (I) the Annual Bonus (if any) earned by the Executive with respect to the fiscal year ended immediately prior to the Date of Termination and (II) the average of the amounts of the Annual Bonus earned by the Executive with respect to each of the lesser of (xx) the number of years for which the Executive has been eligible to earn an Annual Bonus hereunder and (yy) the three most recently completed fiscal years that ended on or prior to the Date of Termination; PROVIDED, HOWEVER, that in the event that the performance period for the first Annual Bonus that

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the Executive is eligible to earn hereunder has not been completed as of the
Date of Termination, the Incentive Compensation Amount shall mean the Target Bonus.

      7.3. The benefits referred to in clause (ii) of the first sentence of
Section 7.2 shall consist of: (A) continued participation by the Executive, for a period of three years following the Date of Termination, in the health, life insurance, and accidental death and dismemberment plans made available by Parent, the Company, RG&E or NYSEG from time to time to their executives and key management employees on the same basis as if he had remained employed hereunder; provided, that to the extent such participation is not permitted by the terms of such plans, Parent shall arrange for alternative coverage that is substantially equivalent or, with respect to the health plans only, pay to the Executive an amount equal, on a net after-tax basis, to the premiums charged under such plans for such coverage to persons electing to receive it pursuant to the continuation coverage requirements of Section 4680B of the Code; and (B) reimbursement of the Executive for the expenses that the Executive incurs within two (2) years following the Date of Termination for outplacement assistance or relocation expenses in order to pursue other business opportunities, to the extent not reimbursed by another employer.

      7.4. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, benefit, or distribution by Parent, the Company or their affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment ("Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

      (b) Subject to the provisions of Section 7.4(c) hereof, all determinations required to be made under this Section 7.4, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determinations, shall be made by Parent's principal outside accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Board and the Executive within thirty (30) business days of the Date of Termination and/or such earlier date(s) as may be requested by Parent or the Executive (each such date and the Date of Termination shall be referred to as a "Determination Date" for purposes of this Section 7.4(b) and Section 7.5 hereof). All fees and expenses of the Accounting Firm shall be borne solely by Parent. The initial Gross-Up Payment, if any, as determined pursuant to this Section 7.4(b), shall be paid by Parent to the Executive within fifteen (15) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm under this Section 7.4(b) shall be binding upon Parent, the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have

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been made by Parent should have been made ("Underpayment") consistent with the calculations required to be made hereunder. In the event that Parent exhausts its remedies pursuant to Section 7.4(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Parent to or for the benefit of the Executive.

      (c) The Executive shall notify Parent in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Parent of an Underpayment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise Parent of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to Parent (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Parent notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                        (i) give Parent any information reasonably requested by Parent relating to such claim;

                        (ii) take such action in connection with contesting such claim as Parent shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Parent;

                        (iii) cooperate with Parent in good faith in order to
                              effectively contest such claim; and

                        (iv) permit Parent to participate in any proceeding relating to such claim;

PROVIDED, HOWEVER, that Parent shall bear and pay directly all costs and expenses (including the legal fees and expenses of counsel to Parent, who shall also represent the Executive, if he so requests, and additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7.4(c), Parent shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Parent shall determine; PROVIDED, HOWEVER, that if Parent directs the Executive to pay such claim and sue for a refund, Parent shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any

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imputed income with respect to such advance; and PROVIDED, FURTHER that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Parent's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

      (d) If, after the receipt by the Executive of an amount advanced by Parent pursuant to Section 7.4(c) hereof, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to Parent's and the Company's complying with the requirements of Section 7.4(c) hereof) promptly pay to Parent the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by Parent pursuant to Section 7.4(c) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and Parent does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty
(30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

      7.5. The payments provided for in Section 7.4 hereof (other than Section 7.4(c) and (d)) shall be made not later than the fifth (5th) business day following each Determination Date; PROVIDED, HOWEVER, that if the amounts of such payments cannot be finally determined on or before such day, Parent shall pay to the Executive on such day an estimate, as determined by the Executive, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after each Determination Date. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Parent to the Executive, payable on the fifth (5th) business day after demand by Parent (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

      7.6. Parent also shall pay to the Executive all reasonable legal fees and expenses incurred by the Executive in any dispute concerning the interpretation or enforcement of this Agreement (including all such fees and expenses, if any, incurred in disputing any termination or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of
Section 4999 of the Code to any payment or benefit provided hereunder or otherwise); PROVIDED, HOWEVER, Parent shall not be required to pay legal fees and expenses incurred separately by the Executive in connection with a contest controlled by Parent pursuant to Section 7.4(c) hereof in connection with which Parent complied with its obligations under such Section 7.4(c). Such payments shall be made within five (5) business days after delivery of the Executive's written request for payment accompanied with such evidence of fees and expenses incurred as Parent reasonably may require.

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      8. TERMINATION PROCEDURES.

      8.1. NOTICE OF TERMINATION. (a) Any purported termination of the Executive's employment before the scheduled expiration of the Term (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 12 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, in the case of a termination by Parent or the Company for Cause or by the Executive for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

      (b) Notwithstanding any other provision of this Agreement, upon the termination of the Executive's employment for any reason, unless otherwise requested by the Board, the Executive shall immediately resign from the Board and from all boards of directors of EE Entities (as defined in Section 10.1) of which he may be a member. The Executive hereby agrees to execute any and all documentation of such resignations upon request by Parent or the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

      8.2. DATE OF TERMINATION. "Date of Termination," with respect to any purported termination of the Executive's employment before the scheduled expiration of the Term, shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full time performance of the Executive's duties during such thirty (30) day period), and (iii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by Parent, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

      9. NO MITIGATION. Parent and the Company agree that, if the Executive's employment hereunder is terminated before the scheduled expiration of the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by Parent or the Company hereunder. Further, the amount of any payment or benefit provided for hereunder (other than pursuant to Section 7.4(d) hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to Parent or the Company, or otherwise.

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      10. CONFIDENTIALITY AND NONCOMPETITION.

      10.1. The Executive will not, during or after the Term, without the prior written consent of the Parent or as may otherwise be required by law or legal process, disclose to any entity or person any information which is treated as confidential by Parent, the Company, RG&E, NYSEG, or any of their subsidiaries or affiliates (each, an "EE Entity"), and not generally known or available in the marketplace, and to which the Executive gains access by reason of his position as an employee or director of any EE Entity.

      10.2. Except as permitted by Parent upon its prior written consent, the Executive shall not, during the Executive's employment with the EE Entities and for the period ending one year after the Executive's employment with the EE Entities terminates for any reason, other than a termination of employment by Parent or the Company without Cause or a resignation by the Executive for Good Reason, enter, directly or indirectly, into the employ of or render or engage in, directly or indirectly, any services to any person, firm or corporation within the "Restricted Territory," which is a major competitor of any EE Entity with respect to products which any EE Entity is then producing or services which any EE Entity is then providing (a "Competitor"). However, it shall not be a violation of the immediately preceding sentence for the Executive to be employed by, or render services to, a Competitor, if the Executive renders those services only in lines of business of the Competitor which are not directly competitive with a primary line of business of any EE Entity or are outside of the Restricted Territory. For purposes of this Section 10.2, the "Restricted Territory" shall be the states and/or commonwealths of Connecticut, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, and Vermont.

      11. SUCCESSORS; BINDING AGREEMENT.

      11.1. In addition to any obligations imposed by law upon any successor to Parent or the Company, Parent and the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Parent or the Company, as the case may be, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Parent and the Company would be required to perform it if no such succession had taken place. Failure of Parent or the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from Parent or the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

      11.2. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

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      11.3. At the Effective Time, the Prior Agreement shall be terminated and no longer in effect; and the Executive expressly waives his rights to any payments under the Prior Agreement. Notwithstanding any other provision of this Agreement, this Agreement shall be null and void and of no further force or effect if the Merger Agreement is terminated without consummation of the Merger or if the Executive's employment with the Company terminates for any reason before the Effective Time.

      12. NOTICES. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addressees set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

            (a)   To Parent:

                  Energy East Corporation
                  P.O. Box 12904
                  Albany, New York  12212-2904
                  Attention: Kenneth M. Jasinski, Esq.
                             Executive Vice President, General Counsel and Secretary

                  Telephone: (607) 762-4315
                  Telecopy:  (607) 762-4005

                  with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019
                  Attention: Seth A. Kaplan, Esq.

                  Telephone: (212) 403-1000
                  Telecopy:  (212) 403-2000

            (b)   To the Company:

                  RGS Energy Group, Inc.
                  89 East Avenue
                  Rochester, New York 14649-0001
                  Attention: Michael T. Tomaino, Esq.
                             Senior Vice President and General Counsel

                  Telephone: (716) 771-4444
                  Telecopy:  (716) 724-8285

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


                  with a copy to:

                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, New York  10022
                  Attention: John J. Cannon, III, Esq.

                  Telephone: (212) 848-8159
                  Telecopier: (212) 848-7179

            (c)   To the Executive:

                  At the Executive's residence address as maintained by the Company in the regular course of its business for payroll purposes.

      13. MISCELLANEOUS.

      13.1. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officers as may be specifically designated by the Board. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled, except as otherwise provided in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, without giving effect to choice of law principles.

      All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. There shall be withheld from any payments provided for hereunder any amounts required to be withheld under federal, state or local law and any additional withholding amounts to which the Executive has agreed. The obligations under this Agreement of Parent, the Company or the Executive which by their nature and terms require satisfaction after the end of the Term shall survive such event and shall remain binding upon such party.

      13.2. Notwithstanding any provision of this Agreement to the contrary, Parent and the Company shall be jointly and severally liable to the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees or legatees for all payment obligations under this Agreement.

      14. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      15. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      16. SETTLEMENT OF DISPUTES; ARBITRATION. All claims by the Executive for benefits under this Agreement shall be directed to and initially determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty
(60) days after notification by the Board that the Executive's claim has been denied. To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Parent or the Company shall bear all costs of such arbitration.

      17. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meaning indicated below:

      (a) "Base Salary" shall have the meaning stated in Section 5.1 hereof.

      (b) "Cause" for termination by Parent or the Company of the Executive's employment, for purposes of this Agreement, shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 8.1) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to Parent or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of Parent or the Company.

      (c) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

      (d) "Date of Termination" shall have the meaning stated in Section 8.2 hereof.

      (e) "Disability" shall be deemed the reason for the termination by Parent or the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full time performance of the Executive's duties hereunder for the maximum number of months applicable to the Executive under the Company's Disability Policy for Salaried Employees (or any successor policy) (but in no event for less than six (6) consecutive months), Parent shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full time performance of the Executive's duties.

      (f) "Excise Tax" shall have the meaning stated in Section 7.4(a) hereof.

      (g) "Executive" shall mean the individual named in the first paragraph of this Agreement.

      (h) "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent), of any one of the following acts by Parent or the Company, or failures by Parent or the Company to act, unless, in the case of any act or failure to act described in paragraphs (i) or (ii) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

            (i) the assignment to the Executive of any duties inconsistent with the Executive's positions as set forth in Section 4 or a substantial alteration in the nature of the Executive's responsibilities such that they are no longer consistent with such positions;

            (ii) any material breach of any provision of this Agreement by Parent or the Company (including, without limitation, any failure to provide the compensation, benefits and perquisites set forth in Section 5 hereof);

            (iii) the relocation of the Company's principal executive offices in
                  Rochester, New York to a location which is not within the 50-mile radius of the Company's principal executive offices or Parent or the Company's requiring the Executive to be based anywhere other than the Company's principal executive offices except for required travel on the business of Parent or the Company or its affiliates;

            (iv) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 8.1 (and for purposes of this Agreement, no such purported termination shall be effective); or

            (v) the delivery by Parent to the Executive of a Notice of Non-Renewal that results in the Term ending before the Executive has attained age 65.

The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

      (i) "Gross-Up Payment" shall have the meaning stated in Section 7.4(a) hereof.

      (j) "Notice of Termination" shall have the meaning stated in Section 8.1 hereof.

      (k) "Severance Payments" shall mean those payments described in Section
7.2 hereof.

      (l) "Term" shall have the meaning stated in Section 3 hereof.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                             ENERGY EAST CORPORATION


                             /s/ Kenneth M. Jasinski
                             ------------------------------------
                             By:    Kenneth M. Jasinski, Esq.
                             Title: Executive Vice President, General Counsel
                                    and Secretary



                             RGS ENERGY GROUP, INC.


                             /s/ Michael T. Tomaino
                             ------------------------------------
                             By:    Michael T. Tomaino
                             Title: Senior Vice President and General Counsel



                             EXECUTIVE


                             /s/ Thomas S. Richards
                             ------------------------------------
                             Thomas S. Richards